Exhibit 10.13

Assignment and assumption of leases

Date:	Effective January 1, 2025

Assignor:	Kevin L. Adds and Christina Adds, a married couple

Assignor’s Mailing Address:

Kevin L. Adds and Christina Adds

6187 FM 1565

Royse City, Tx 75189

Assignee:	3424 Dilido LLC, a Texas limited liability company

Assignee’s Mailing Address:

3424 Dilido LLC

6187 FM 1565

Royse City, Tx 75189

Property:

Being 1.08 acres, more or less, out of City Block No. 7374, City of Dallas, Dallas County, Texas, situated in the William Chenault Survey, Abstract No. 276, and being described in two tracts of land as follows:

Tract One:

BEING a tract of land situated in the William Chenault Survey, Abstract No. 276, Dallas County, Texas, and out of a 54.61 acre tract conveyed to Waller C. Boedecker, C.S. Constant, A.A. Holmberg and B.H. Bishop, Situated in the City of Dallas Block No. 7374 and being more particularly described as follows:

Beginning at a point which is South 89 degrees 34 minutes 30 seconds West, 278.13 feet and North 1 degree 12 minutes East, 430.17 feet from the most Southerly southeast corner of said 54.61 acre tract, an iron stake for corner;

Thence South 89 degrees 34 minutes 30 seconds West, 342.03 feet to a point on the easterly line of Dilido Road (60 foot R.O.W.), an iron stake for corner;

Thence North 28 degrees 24 minutes 30 seconds West, and along said easterly line of Dilido Road, 58.38 feet to the beginning of a curve to the right having a radius of 537.56 feet, and a central angle of 7 degrees 59 minutes 31 seconds, an X in concrete for corner;

Thence in a northerly direction and around said curve of the easterly line of Dilido Road, 74.98 feet, to a point for corner;

Assignment and Assumption of Leases

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Thence North 89 degrees 34 minutes 30 seconds East, 403.28 feet, to a point for corner;

Thence South 1 degree 12 minutes West, 120.05 feet to the Point Of Beginning And Containing 44,397 square feet, or 1.03 acres, of land, more or less.

Tract two:

Being a tract of land situated in the William Chenault Survey, Abstract No. 276, Dallas County, Texas, and out of a 54.61 acre tract conveyed to Waller C. Boedecker, C.S. Constant, A.A. Holmberg, and B.H. Bishop, situated in the City of Dallas Block No. 7374, and being more particularly described as follows:

Beginning at a point which is South 89 degrees 34 minutes 30 seconds West, 278.13 feet and North 1 degree 12 minutes East, 550.22 feet from the most Southerly southeast corner of said 54.61 acre tract, a point for corner;

Thence South 89 degrees 34 minutes 30 seconds West, 403.28 feet to a point on the easterly line of Dilido Road (60 foot R.O.W), said point being of a curve to the right, having a tangent bearing North 20 degrees 24 minutes 59 seconds West, a radius of 537.56 feet and a central angle of 0 degrees 33 minutes 58 seconds, a point for corner;

Thence in a northerly direction and around said curve of the easterly line of Dilido Road, 5.31 feet, an X in a concrete for corner;

Thence North 89 degrees 34 minutes 30 seconds East, 405.21 feet, an iron stake for corner;

Thence South 1 degree 12 minutes West, 5.00 feet to the Point Of Beginning and containing 2,021 square feet, or 0.05 acres, of land, more or less.

Leases:

All agreements under which any portion of the Property is used or occupied by anyone, other than Assignor, including those described as follows: That certain Commercial Lease Agreement dated March 1, 2023 between Onyx Capital Tequila Partners IV, LLC as Tenant and the Estate of Philip R. Paulissen, Kevin L. Adds and Christina Adds as Landlord, a copy of which is attached hereto.

Assumed Leases:

The Leases described as follows: That certain Commercial Lease Agreement dated March 1, 2023 between Onyx Capital Tequila Partners IV, LLC as Tenant and the Estate of Philip R. Paulissen, Kevin L. Adds and Christina Adds as Landlord, a copy of which is attached hereto.

Assignment and Assumption of Leases

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Consideration:

Cash and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

Assignor is conveying the Property to Assignee by warranty deed dated this date.

Assignor, for the Consideration and subject to the Reservations from Conveyance and the Exceptions to Conveyance and Warranty in the warranty deed, to the extent they affect the Leases, assigns to Assignee all of Assignor’s right, title, and interest in and to the Leases. Assignor binds Assignor and Assignor’s heirs and successors to warrant and forever defend all and singular the Leases to Assignee and Assignee’s heirs, successors, and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof, except as to the Reservations from Conveyance and the Exceptions to Conveyance and Warranty in the warranty deed, to the extent they affect the Leases.

Assignee assumes and agrees to perform the landlord’s obligations under the Assumed Leases arising after this date. The obligation to repay security and prepaid rental deposits to tenants under the Assumed Leases is limited to the amount of cash delivered or credited by Assignor to Assignee with respect to security and prepaid rental deposits. Assignee will indemnify, defend, and hold Assignor harmless from any loss, attorney’s fees, expenses, or claims arising out of or related to Assignee’s failure to perform any of the obligations of the landlord under the Assumed Leases after this date.

Assignor will indemnify, defend, and hold Assignee harmless from any loss, attorney’s fees, expenses, or claims arising out of or related to Assignor’s failure to perform any of the obligations of the landlord under the Leases before this date.

When the context requires, singular nouns and pronouns include the plural.

This instrument was prepared based on information furnished by the parties, and no independent title search has been made.

/s/ Kevin L. Adds
Kevin L. Adds

/s/ Christina Adds
Christina Adds

3424 Dilido LLC, a Texas limited liability company

/s/ Kevin L. Adds
By:	Kevin L. Adds, Manager

Assignment and Assumption of Leases

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COMMERCIAL LEASE AGREEMENT

This Commercial Lease Agreement (“Lease”) is made and effective March 1, 2023 by and between the Estate of Philip R. Paulissen, Kevin L. Adds and Christina Adds (together, “Landlord”) and Onyx Capital Tequila Partners IV, LLC (“Tenant”) (collectively, the “Parties”).

Landlord is the owner of land and improvements commonly known and numbered as 3424 Dilido Road, Dallas, Texas 75228 (the “Leased Premises”).

Landlord desires to lease the Leased Premises to Tenant, and Tenant desires to lease the Leased Premises from Landlord for the term, at the rental rate, and hereby agree upon the covenants, conditions and provisions herein set forth.

1.	Term.

Landlord hereby leases the Leased Premises to Tenant, and Tenant hereby leases the same from Landlord, for a Term of 60 months beginning March 1, 2023 and ending February 28, 2028. Tenant shall have two options to renew the Lease at the end of the Term, each for an additional Term of 60 months at the then market rate unless or until this Lease is terminated by either party as permitted by this Lease or upon mutual agreement of the Parties.

2.	Rent.

A.	Tenant shall pay rent to Landlord during the first two years of the Term in the amount of $7,500.00 per month beginning on March 1, 2023, and then beginning on March 1, 2025 in the amount of $10,000 per month. Each installment payment shall be due in advance on the first day of each calendar month during the lease Term to Landlord via automatic deposit to a bank account provided by Landlord or at such other place designated by written notice from Landlord to Tenant. The rent payment amount for any partial calendar months included in the Lease Term shall be prorated on a daily basis. Tenant shall not be required to pay to Landlord any security deposit. The rent amount for subsequent terms shall be in an amount set by Landlord. Landlord shall provide written notice of any increase in the amount of rent no later than ninety (90) days prior to the expiration of the then-current Term.

B.	If Landlord does not actually receive a rent payment at the designated place of payment within 5 days after the date it is due, Tenant will pay Landlord a late charge equal to 1% of the amount due.

C.	In the event either party opts to not renew this Lease for an additional Term, such party must give written notice to the other party not less than ninety (90) days prior to the expiration of the then-current Term. In the event the real property is sold during the Term of this Lease, and the new purchaser refuses to assume this Lease, Landlord will ensure that Tenant is provided not less than 90 days to vacate the Leases Premises.

3.	Move-In Condition.

Tenant has inspected the Leased Premises and accepts it in its present (as-is) condition. Landlord has made no express or implied warranties as to the condition of the Leased Premises.

4.	Move-Out Condition.

At the time this Lease ends, Tenant will surrender the Leased Premises in the same condition as when received, except for normal wear and tear. Tenant will leave the Leased Premises in broom-clean condition free of all trash, debris, personal property, hazardous material, and environmental contaminants.

5.	Assignment and Subletting.

Landlord may assign this Lease to any subsequent owner of the property. Tenant may not assign this lease or sublet any part of the leased premises without Landlord’s written consent. An assignment of this lease or subletting of the Leased Premises without Landlord’s written consent is voidable by Landlord. If Tenant assigns this lease or sublets any part of the Leased Premises, Tenant will remain liable for all of Tenant’s obligations under this Lease regardless if the assignment or sublease is made with or without the consent of Landlord.

6.	Repair and Maintenance.

A.	During the Lease Term, Landlord shall, at Landlord’s expense, perform maintenance on and make all necessary repairs to the property’s foundation, exterior walls, roof, landscaping and other structural and/or exterior components, except in the event the need for such repairs is due to damage caused by or as a result of the negligence or willful misconduct of Tenant or its invitees, employees, vendors, or agents. All interior repairs and maintenance shall be the responsibility of the Tenant and shall be made at Tenant’s expense; provided, however, that Landlord shall, at Landlord’s expense, perform maintenance on and make all necessary repairs to the electrical systems, to ensure they meet and comply with all federal, state, and local laws, ordinances and regulations.

B.	HVAC Service Contract. Tenant is required to maintain at its expense, a regularly scheduled maintenance and service contract for the HVAC system. The maintenance and service contract must be purchased from a HVAC maintenance company that regularly provides such contracts to similar properties. If Tenant fails to maintain a required HVAC maintenance and service contract in effect at all times during this lease, Landlord may do so and Tenant will reimburse Landlord for the expense of such maintenance and service contract.

C.	Security/Alarm Monitoring Service Contract. If Tenant desires a security/alarm system and/or monitoring services, Tenant may enter into a security/alarm installation or monitoring system contract at its expense. The monitored security/alarm service contract must be purchased from a security/alarm service monitoring company that regularly provides such contracts to similar properties. Landlord shall not be required to install, maintain, or monitor any such security/alarm system at the Lease Premises.

7.	Alterations and Improvements.

Following Landlord’s consent, Tenant, at Tenant’s expense, may remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Tenant may deem desirable, provided the same are made in a good and workmanlike manner and utilizing good quality materials. Tenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premises, and fasten the same to the premises. All personal property, equipment, machinery, trade fixtures and temporary installations, whether owned by Tenant at the commencement of the Lease term or placed or installed on the Leased Premises by Tenant thereafter, shall remain Tenant’s property free and clear of any claim by Landlord. Tenant shall have the right to remove the same at any time during the term of this Lease provided that all damage to the Leased Premises caused by such removal shall be repaired by Tenant at Tenant’s expense.

8.	Property Taxes.

Tenant shall pay, prior to delinquency, all federal, state, and local taxes assessed against real property as well as any installments of special assessments coming due during the Lease term on the Leased Premises, and all personal/business property taxes assessed against Landlord’s personal/business property, if any, on the Leased Premises. Tenant shall be responsible for paying all personal property taxes assessed against Tenant’s personal/business property at the Leased Premises.

9.	Insurance.

A.	Tenant shall maintain fire and extended coverage insurance on the Leased Premises in such amounts as Landlord shall deem appropriate. Tenant shall be responsible, at its expense, for fire and extended coverage insurance on all of its personal property, including but not limited to removable trade fixtures, located in the Leased Premises.

B.	If the Leased Premises or any other part of the real property or improvements is damaged by fire or other casualty resulting from any act or negligence of Tenant or any of Tenant’s agents, employees or invitees, rent shall not be diminished or abated while such damages are under repair, and Tenant shall be responsible for the costs of repair not covered by insurance as well as all insurance deductibles related to such repairs.

C.	Tenant shall, at its own expense, maintain a policy or policies of comprehensive general liability insurance to cover its activities at the Leased Premises with the premiums thereon fully paid on or before due date, issued by and binding upon an insurance company licensed to do business in the State of Texas and approved by Landlord, such insurance to provide minimum protection of not less than $1,000,000 combined single limit coverage of bodily injury, property damage or combination thereof. Landlord shall be listed as an additional insured on Tenant’s policy or policies of comprehensive general liability insurance, and Tenant shall provide Landlord with current Certificates of Insurance evidencing Tenant’s compliance with this Paragraph. Tenant shall obtain the agreement of Tenant’s insurers to notify Landlord that a policy is due to expire at least (10) days prior to such expiration. Landlord shall not be required to maintain insurance against thefts or damage within the Leased Premises.

10.	Utilities.

Tenant shall pay all charges for water, sewer, gas, electricity, telephone, internet, and other services and utilities used by Tenant on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Landlord.

11.	Signs.

Following Landlord’s consent, Tenant shall have the right to place on the Leased Premises, at locations selected by Tenant, any signs which are permitted by applicable zoning ordinances and private/deed restrictions. Landlord may refuse consent to any proposed signage that is in Landlord’s opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the Leased Premises or use of any other tenant. Landlord shall assist and cooperate with Tenant in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Tenant to place or construct the foregoing signs. Tenant shall repair all damage to the Leased Premises resulting from the installation or removal of signs installed by Tenant.

12.	Access by Landlord.

A.	Landlord shall have the right to enter upon the Leased Premises at reasonable hours to inspect the same, provided Landlord shall not thereby unreasonably interfere with Tenant’s business on the Leased Premises.

B.	During the last 90 days of this Lease, Landlord may place a “For Lease” or similarly worded sign on the Lease Premises. Landlord shall also have the right to place a “For Sale” or similarly worded sign on the Leased Premised at any time.

13.	Damage and Destruction.

Subject to Section 9, above, if the Leased Premises or any part thereof or any appurtenance thereto is so damaged by fire, casualty or structural defects that the same cannot be used for Tenant’s purposes, then Tenant shall have the right within ninety (90) days following damage to elect by written notice to Landlord to terminate this Lease as of the date of such damage. In the event of minor damage to any part of the Leased Premises not caused by Tenant, and if such damage does not render the Leased Premises unusable for Tenant’s purposes, Landlord shall promptly repair such damage at the cost of the Landlord. In making the repairs called for in this paragraph, Landlord shall not be liable for any delays resulting from strikes, governmental restrictions, inability to obtain necessary materials or labor or other matters which are beyond the reasonable control of Landlord. Tenant shall be relieved from paying rent and other charges during any portion of the Lease term that the Leased Premises are inoperable or unfit for occupancy, or use, in whole or in part, for Tenant’s purposes. Rentals and other charges paid in advance for any such periods shall be credited on the next ensuing payments, if any, but if no further payments are to be made, any such advance payments shall be refunded to Tenant. The provisions of this paragraph extend not only to the matters aforesaid, but also to any occurrence which is beyond Tenant’s reasonable control and which renders the Leased Premises, or any appurtenance thereto, inoperable or unfit for occupancy or use, in whole or in part, for Tenant’s purposes.

14.	Default.

If default shall at any time be made by Tenant in the payment of rent when due to Landlord as herein provided, and if said default shall continue for fifteen (15) days after written notice thereof shall have been given to Tenant by Landlord, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant by Landlord without correction thereof then having been commenced and thereafter diligently prosecuted, Landlord may declare the term of this Lease ended and terminated by giving Tenant written notice of such intention, and if possession of the Leased Premises is not surrendered, Landlord may reenter said premises. Landlord shall have, in addition to the remedy above provided, any other right or remedy available to Landlord on account of any Tenant default, either in law or equity. Landlord shall use reasonable efforts to mitigate its damages.

15.	Holdover.

If Tenant fails to vacate the Leased Premises at the time this Lease ends, Tenant will become a tenant-at-will and must vacate the leased premises immediately upon receipt of demand from Landlord. Tenant will indemnify Landlord and any prospective tenants for any and all damages caused by the holdover. Rent for any holdover period will be 150% of the most recent base monthly rent plus any additional rent calculated on a daily basis and will be immediately due and payable daily without notice or demand.

16.	Liens.

Tenant will not do anything that will cause the title of Landlord’s property or the Leased Premises to be encumbered in any way. If Tenant causes a lien to be filed against Landlord’s property or the Leased Premises, or Tenant’s actions or inactions result in a lien being filed against Landlord’s property or the Leased Premises, Tenant will within 20 days after receipt of Landlord’s demand: (1) pay the lien and have the lien released of record; or (2) take action to discharge the lien. Tenant will provide Landlord a copy of any release Tenant obtains pursuant to this paragraph.

17.	Quiet Possession.

Landlord covenants and warrants that upon performance by Tenant of its obligations hereunder, Landlord will keep and maintain Tenant in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premises during the term of this Lease.

18.	Condemnation.

If any public authority condemns Landlord’s property or any part thereof which shall make the Leased Premises unsuitable for leasing, this Lease shall terminate not later than when the public authority takes possession, and Landlord and Tenant shall account for rent as of that date. Such termination shall be without prejudice to the rights of either party to recover compensation from the condemning authority for any loss or damage caused by the condemnation. Neither party shall have any rights in or to any award made to the other by the condemning authority.

19.	Subordination.

Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Leased Premises, or upon Landlord’s property and to any renewals, refinancing and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Leased Premises of Landlord’s property, and Tenant agrees upon demand to execute such further instruments subordinating this Lease as Landlord may request. In the event that Tenant should fail to execute any instrument of subordination herein required to be executed by Tenant promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest. Tenant agrees that it will from time to time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.

20.	Notice.

Any notice required or permitted under this Lease shall be deemed sufficiently given or served if sent by United States certified mail, return receipt requested, or hand delivery, addressed as follows:

If to Landlord to:	If to Tenant to:

Estate of Philip R. Paulissen Kevin L. Adds Christina Adds 6187 FM 1565 Royse City, TX 75189 Tina@dallaskartingcomplex.com	Onyx Capital Tequila Partners IV, LLC 2626 Cole Avenue, Suite 300 Dallas, TX 75204 Robert.Finley@onyxcm.com

Landlord and Tenant shall each have the right from time to time to change the place notice is to be given under this paragraph by written notice thereof to the other party.

21.	Waiver.

No waiver of any default of Landlord or Tenant hereunder shall be implied from any action or inaction on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver to the extent therein stated. One or more waivers by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term, or condition.

22.	Memorandum of Lease.

The parties hereto contemplate that this Lease should not and shall not be filed for record, but in lieu thereof, at the request of either party, Landlord and Tenant may elect to execute a Memorandum of Lease to be recorded for the purpose of giving record notice of the appropriate provisions of this Lease.

23.	Headings.

The headings used in this Lease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Lease.

24.	Successors.

The provisions of this Lease shall extend to and be binding upon Landlord and Tenant and their respective legal representatives, successors, and assigns.

25.	Consent.

Landlord shall not unreasonably withhold or delay its consent with respect to any matter for which Landlord’s consent is required or desirable under this Lease.

26.	Performance.

If there is a default with respect to any of Landlord’s covenants, warranties, or representations under this Lease, and if the default continues more than fifteen (15) days after notice in writing from Tenant to Landlord specifying the default, Tenant may, at its option and without affecting any other remedy hereunder, cure such default and deduct the cost thereof from the next accruing installment or installments of rent payable hereunder until Tenant shall have been fully reimbursed for such expenditures, together with interest thereon at a rate equal to the lesser of twelve percent (12%) per annum or the then highest lawful rate. If this Lease terminates prior to Tenant’s receiving full reimbursement, Landlord shall pay the unreimbursed balance plus accrued interest to Tenant on demand.

27.	Compliance with Law.

Tenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter pertaining to Tenant’s use of the Leased Premises. Landlord shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Leased Premises.

28.	Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

29.	Governing Law.

This Agreement shall be governed, construed and interpreted by, through and under the Laws of the State of Texas.

30.	Tenant’s Right of First Refusal.

A.	Provided that Tenant is not in default under this Lease or has not assigned this Lease or sublet all of the Leased Premises, if Landlord enters into a contract to sell the Leased Premises (a “Sale”), Tenant and Tenant’s affiliates shall have a one-time right of first refusal to purchase the Leased Premises (the “Refusal Right”). In the event of a Sale, Landlord shall notify Tenant in writing of the prospective Sale of the Leased Premises (“Landlord’s Notice”). Landlord’s Notice shall include the elements of the business deal of such prospective Sale (the “Sale Terms”), and a contract of sale executed by Landlord containing the material terms of the Sale (the “Contract of Sale”) for Tenant’s signature.

B.	In order to exercise the Refusal Right, Tenant shall (i) accept the terms of the Sale as set out in the Contract of Sale by notifying Landlord, in writing, sent by registered or certified mail, return receipt requested, of its intent to so accept postmarked within five (5) business days after receipt of Landlord’s Notice; and (ii) execute and return to Landlord the Contract of Sale within ten (10) days after receipt of same from Landlord. In the event Tenant timely exercises the Refusal Right, Tenant shall, within five (5) days following its execution of the Contract of Sale, provide to Landlord satisfactory evidence of Tenant’s ability to close on or before the closing date set forth in the Contract of Sale. If Tenant has not shown Landlord such evidence within the 5-day period, Landlord shall have no obligation to sell the Property to Tenant and Tenant’s rights under this Section shall thereafter be null and void. Following Landlord’s receipt of satisfactory evidence from Tenant of Tenant’s ability to close pursuant to the terms of the Contract of Sale, Landlord and Tenant shall proceed to close the sale of the Property no later than the closing date set forth in the Contract of Sale.

C.	If Tenant shall fail to timely perform any of its obligations as set forth herein, or if Tenant elects, not to exercise the Refusal Right, the Refusal Right shall thereafter be null and void and Landlord shall be free to sell the Property pursuant to the Sale Terms or any subsequent agreement of the transfer of the Property. The Refusal Right is personal to Tenant and Tenant’s affiliates and may not be assigned by Tenant in connection with an assignment of this Lease or otherwise. The Refusal Right may not be exercised by anyone other than Tenant. Any attempted assignment of the Refusal Right shall be of no effect and the Refusal Right shall become forever null and void as to the date of the purported assignment.

D.	Notwithstanding anything to the contrary herein, the Refusal Right shall be deemed not to have arisen and of no force and effect in the event of any of the following: (i) the sale of the Property to an affiliate of Landlord or to a governmental entity; (ii) the sale of the Property in connection with a sale of all or substantially all of Landlord’s assets or shares (or interests); (iii) the entering into of any management agreement or any similar agreement which transfers control of the Property by Landlord; or (iv) the entering into by Landlord of any ground lease, mortgage, or trust deed upon all or any portion of the Property, any advances made thereunder and all renewals, modifications consolidations, replacement, extensions, and re-financings thereof. The Refusal Right shall be subject and subordinate to any mortgage (whether now existing or hereafter granted) upon the Property or any portion of the Property, and to any renewals, modifications, consolidations, replacement, extensions, and re-financings thereof. Tenant agrees to execute and deliver whatever instruments may be requested by any Lender for such purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Lease as of the last date written below.

LANDLORD:

ESTATE OF PHILIP R. PAULISSEN

Date:	February 28, 2023	By:	/s/ Keri L. Westmoreland
Keri L. Westmoreland, Independent Co-Executor

Date:	February 28, 2023	By:	/s/ Christina Adds
Christina Adds, Independent Co-Executor

Date:	February 28, 2023	/s/ Kevin L. Adds
Kevin L. Adds

Date:	February 28, 2023	/s/ Christina Adds
Christina Adds

TENANT:

ONYX CAPITAL TEQUILA PARTNERS IV, LLC

Date:	February 28, 2023	By:	/s/ Robert Finley
Robert Finley, Manager